UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 10)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 3, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 37

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

8,103,738
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

8,103,738
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

8,103,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

18.3%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 3 of 37

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

1,050,000
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

1,050,000
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

1,050,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

2.4%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 4 of 37

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

9,153,838
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

9,153,838
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

9,153,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

20.6%
14)	Type of Reporting Person (See Instructions)

IN

CUSIP No. 89267P 10 5	Page 5 of 37

This Amendment No. 10 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005 and Amendment No. 9 filed on December 2, 2005 (“Amendment No. 9”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 9 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-II 1997 Limited Partnership of 450,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on February 23, 2006, February 27, 2006, March 1, 2006, March 3, 2006, March 6, 2006 and March 7, 2006, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through March 3, 2006: None.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 6 of 37

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through March 3, 2006:

(i) On February 21, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.50 per share;

(ii) On February 21, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.51 per share;

(iii) On February 21, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.52 per share;

(iv) On February 21, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $15.53 per share;

(v) On February 21, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.54 per share;

(vi) On February 21, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.55 per share;

(vii) On February 21, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.56 per share;

(viii) On February 21, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.57 per share;

(ix) On February 21, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.58 per share;

(x) On February 21, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.59 per share;

(xi) On February 21, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.60 per share;

CUSIP No. 89267P 10 5	Page 7 of 37

(xii) On February 21, 2006, the limited partnership sold 2,131 shares of Common Stock on the open market for $15.61 per share;

(xiii) On February 21, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $15.62 per share;

(xiv) On February 21, 2006, the limited partnership sold 215 shares of Common Stock on the open market for $15.63 per share;

(xv) On February 21, 2006, the limited partnership sold 470 shares of Common Stock on the open market for $15.64 per share;

(xvi) On February 21, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.65 per share;

(xvii) On February 21, 2006, the limited partnership sold 1,055 shares of Common Stock on the open market for $15.66 per share;

(xviii) On February 21, 2006, the limited partnership sold 529 shares of Common Stock on the open market for $15.67 per share;

(xix) On February 21, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.68 per share;

(xx) On February 21, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.69 per share;

(xxi) On February 21, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $15.70 per share;

(xxii) On February 21, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.71 per share;

(xxiii) On February 21, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.72 per share;

(xxiv) On February 21, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.73 per share;

(xxv) On February 21, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.74 per share;

(xxvi) On February 21, 2006, the limited partnership sold 4,000 shares of Common Stock on the open market for $15.75 per share;

(xxvii) On February 21, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $15.76 per share;

CUSIP No. 89267P 10 5	Page 8 of 37

(xxviii) On February 21, 2006, the limited partnership sold 2,112 shares of Common Stock on the open market for $15.77 per share;

(xxix) On February 21, 2006, the limited partnership sold 3,888 shares of Common Stock on the open market for $15.78 per share;

(xxx) On February 21, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.79 per share;

(xxxi) On February 21, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.80 per share;

(xxxii) On February 21, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.81 per share;

(xxxiii) On February 21, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.82 per share;

(xxxiv) On February 21, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.83 per share;

(xxxv) On February 21, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.84 per share;

(xxxvi) On February 21, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.85 per share;

(xxxvii) On February 21, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.86 per share;

(xxxviii) On February 21, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.87 per share;

(xxxix) On February 21, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.88 per share;

(xl) On February 21, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.89 per share;

(xli) On February 21, 2006, the limited partnership sold 1,816 shares of Common Stock on the open market for $15.90 per share;

(xlii) On February 21, 2006, the limited partnership sold 1,308 shares of Common Stock on the open market for $15.91 per share;

(xliii) On February 21, 2006, the limited partnership sold 1,676 shares of Common Stock on the open market for $15.92 per share;

CUSIP No. 89267P 10 5	Page 9 of 37

(xliv) On February 21, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.93 per share;

(xlv) On February 21, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.94 per share;

(xlvi) On February 21, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $15.95 per share;

(xlvii) On February 21, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.96 per share;

(xlviii) On February 21, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.97 per share;

(xlix) On February 21, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.98 per share;

(l) On February 21, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.99 per share;

(li) On February 21, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.00 per share;

(lii) On February 21, 2006, the limited partnership sold 1,281 shares of Common Stock on the open market for $16.01 per share;

(liii) On February 21, 2006, the limited partnership sold 119 shares of Common Stock on the open market for $16.03 per share;

(liv) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.21 per share;

(lv) On February 22, 2006, the limited partnership sold 180 shares of Common Stock on the open market for $15.22 per share;

(lvi) On February 22, 2006, the limited partnership sold 120 shares of Common Stock on the open market for $15.23 per share;

(lvii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.25 per share;

(lviii) On February 22, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.26 per share;

(lix) On February 22, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.27 per share;

CUSIP No. 89267P 10 5	Page 10 of 37

(lx) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.28 per share;

(lxi) On February 22, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.29 per share;

(lxii) On February 22, 2006, the limited partnership sold 1,160 shares of Common Stock on the open market for $15.30 per share;

(lxiii) On February 22, 2006, the limited partnership sold 2,800 shares of Common Stock on the open market for $15.31 per share;

(lxiv) On February 22, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $15.32 per share;

(lxv) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.33 per share;

(lxvi) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.34 per share;

(lxvii) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.35 per share;

(lxviii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.36 per share;

(lxix) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.37 per share;

(lxx) On February 22, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $15.38 per share;

(lxxi) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.39 per share;

(lxxii) On February 22, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.41 per share;

(lxxiii) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.42 per share;

(lxxiv) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.43 per share;

(lxxv) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.44 per share;

CUSIP No. 89267P 10 5	Page 11 of 37

(lxxvi) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.45 per share;

(lxxvii) On February 22, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.46 per share;

(lxxviii) On February 22, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.47 per share;

(lxxix) On February 22, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.49 per share;

(lxxx) On February 22, 2006, the limited partnership sold 1,473 shares of Common Stock on the open market for $15.50 per share;

(lxxxi) On February 22, 2006, the limited partnership sold 927 shares of Common Stock on the open market for $15.51 per share;

(lxxxii) On February 22, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.52 per share;

(lxxxiii) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.53 per share;

(lxxxiv) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.54 per share;

(lxxxv) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.55 per share;

(lxxxvi) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.56 per share;

(lxxxvii) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.57 per share;

(lxxxviii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.58 per share;

(lxxxix) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.59 per share;

(xc) On February 22, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.61 per share;

(xci) On February 22, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.62 per share;

CUSIP No. 89267P 10 5	Page 12 of 37

(xcii) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.63 per share;

(xciii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.64 per share;

(xciv) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.65 per share;

(xcv) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.66 per share;

(xcvi) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.70 per share;

(xcvii) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.71 per share;

(xcviii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.73 per share;

(xcix) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.77 per share;

(c) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.81 per share;

(ci) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.82 per share;

(cii) On February 22, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.83 per share;

(ciii) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.84 per share;

(civ) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.85 per share;

(cv) On February 22, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.86 per share;

(cvi) On February 22, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.87 per share;

(cvii) On February 22, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.88 per share;

CUSIP No. 89267P 10 5	Page 13 of 37

(cviii) On February 22, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $15.89 per share;

(cix) On February 22, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $15.90 per share;

(cx) On February 22, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.91 per share;

(cxi) On February 22, 2006, the limited partnership sold 2,900 shares of Common Stock on the open market for $15.92 per share;

(cxii) On February 22, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $15.93 per share;

(cxiii) On February 22, 2006, the limited partnership sold 2,400 shares of Common Stock on the open market for $15.94 per share;

(cxiv) On February 22, 2006, the limited partnership sold 1,196 shares of Common Stock on the open market for $15.95 per share;

(cxv) On February 22, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $15.96 per share;

(cxvi) On February 22, 2006, the limited partnership sold 2,004 shares of Common Stock on the open market for $15.97 per share;

(cxvii) On February 22, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $15.98 per share;

(cxviii) On February 22, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.99 per share;

(cxix) On February 23, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.67 per share;

(cxx) On February 23, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.68 per share;

(cxxi) On February 23, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.70 per share;

(cxxii) On February 23, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.72 per share;

(cxxiii) On February 23, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.74 per share;

CUSIP No. 89267P 10 5	Page 14 of 37

(cxxiv) On February 23, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.75 per share;

(cxxv) On February 23, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.76 per share;

(cxxvi) On February 23, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $15.77 per share;

(cxxvii) On February 23, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.78 per share;

(cxxviii) On February 23, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.79 per share;

(cxxix) On February 23, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.80 per share;

(cxxx) On February 23, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.81 per share;

(cxxxi) On February 23, 2006, the limited partnership sold 2,100 shares of Common Stock on the open market for $15.82 per share;

(cxxxii) On February 23, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.83 per share;

(cxxxiii) On February 23, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.84 per share;

(cxxxiv) On February 23, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.85 per share;

(cxxxv) On February 23, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.86 per share;

(cxxxvi) On February 23, 2006, the limited partnership sold 903 shares of Common Stock on the open market for $15.87 per share;

(cxxxvii) On February 23, 2006, the limited partnership sold 597 shares of Common Stock on the open market for $15.88 per share;

(cxxxviii) On February 23, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.89 per share;

(cxxxix) On February 23, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.90 per share;

CUSIP No. 89267P 10 5	Page 15 of 37

(cxl) On February 23, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.91 per share;

(cxli) On February 23, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.92 per share;

(cxlii) On February 23, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.93 per share;

(cxliii) On February 23, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.94 per share;

(cxliv) On February 23, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.95 per share;

(cxlv) On February 23, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.96 per share;

(cxlvi) On February 23, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.97 per share;

(cxlvii) On February 23, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.98 per share;

(cxlviii) On February 23, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.99 per share;

(cxlix) On February 23, 2006, the limited partnership sold 2,800 shares of Common Stock on the open market for $16.00 per share;

(cl) On February 23, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.01 per share;

(cli) On February 23, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.02 per share;

(clii) On February 23, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.03 per share;

(cliii) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.47 per share;

(cliv) On February 24, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.48 per share;

(clv) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.50 per share;

CUSIP No. 89267P 10 5	Page 16 of 37

(clvi) On February 24, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.51 per share;

(clvii) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.52 per share;

(clviii) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.53 per share;

(clix) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.54 per share;

(clx) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.55 per share;

(clxi) On February 24, 2006, the limited partnership sold 179 shares of Common Stock on the open market for $15.56 per share;

(clxii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.57 per share;

(clxiii) On February 24, 2006, the limited partnership sold 739 shares of Common Stock on the open market for $15.59 per share;

(clxiv) On February 24, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.60 per share;

(clxv) On February 24, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.61 per share;

(clxvi) On February 24, 2006, the limited partnership sold 582 shares of Common Stock on the open market for $15.62 per share;

(clxvii) On February 24, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.63 per share;

(clxviii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.64 per share;

(clxix) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.65 per share;

(clxx) On February 24, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.66 per share;

(clxxi) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.68 per share;

CUSIP No. 89267P 10 5	Page 17 of 37

(clxxii) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.69 per share;

(clxxiii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.70 per share;

(clxxiv) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.72 per share;

(clxxv) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.73 per share;

(clxxvi) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.74 per share;

(clxxvii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.75 per share;

(clxxviii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.76 per share;

(clxxix) On February 24, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.77 per share;

(clxxx) On February 24, 2006, the limited partnership sold 210 shares of Common Stock on the open market for $15.79 per share;

(clxxxi) On February 24, 2006, the limited partnership sold 190 shares of Common Stock on the open market for $15.80 per share;

(clxxxii) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.81 per share;

(clxxxiii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.83 per share;

(clxxxiv) On February 24, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $15.88 per share;

(clxxxv) On February 24, 2006, the limited partnership sold 3,000 shares of Common Stock on the open market for $15.89 per share;

(clxxxvi) On February 24, 2006, the limited partnership sold 3,400 shares of Common Stock on the open market for $15.90 per share;

(clxxxvii) On February 24, 2006, the limited partnership sold 7,900 shares of Common Stock on the open market for $15.91 per share;

CUSIP No. 89267P 10 5	Page 18 of 37

(clxxxviii) On February 24, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $15.92 per share;

(clxxxix) On February 24, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $15.93 per share;

(cxc) On February 24, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.94 per share;

(cxci) On February 24, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.96 per share;

(cxcii) On February 24, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.97 per share;

(cxciii) On February 24, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.98 per share;

(cxciv) On February 24, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.99 per share;

(cxcv) On February 24, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.00 per share;

(cxcvi) On February 24, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.01 per share;

(cxcvii) On February 24, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.02 per share;

(cxcviii) On February 24, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $16.03 per share;

(cxcix) On February 24, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $16.04 per share;

(cc) On February 24, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $16.05 per share;

(cci) On February 24, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $16.06 per share;

(ccii) On February 24, 2006, the limited partnership sold 2,900 shares of Common Stock on the open market for $16.07 per share;

(cciii) On February 24, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.08 per share;

CUSIP No. 89267P 10 5	Page 19 of 37

(cciv) On February 24, 2006, the limited partnership sold 3,400 shares of Common Stock on the open market for $16.09 per share;

(ccv) On February 27, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.22 per share;

(ccvi) On February 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.25 per share;

(ccvii) On February 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.28 per share;

(ccviii) On February 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.30 per share;

(ccix) On February 27, 2006, the limited partnership sold 296 shares of Common Stock on the open market for $16.32 per share;

(ccx) On February 27, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.33 per share;

(ccxi) On February 27, 2006, the limited partnership sold 304 shares of Common Stock on the open market for $16.34 per share;

(ccxii) On February 27, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.35 per share;

(ccxiii) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.36 per share;

(ccxiv) On February 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.37 per share;

(ccxv) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.38 per share;

(ccxvi) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.40 per share;

(ccxvii) On February 27, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $16.41 per share;

(ccxviii) On February 27, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $16.42 per share;

(ccxix) On February 27, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $16.43 per share;

CUSIP No. 89267P 10 5	Page 20 of 37

(ccxx) On February 27, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $16.44 per share;

(ccxxi) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.45 per share;

(ccxxii) On February 27, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.46 per share;

(ccxxiii) On February 27, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.47 per share;

(ccxxiv) On February 27, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $16.48 per share;

(ccxxv) On February 27, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $16.49 per share;

(ccxxvi) On February 27, 2006, the limited partnership sold 2,995 shares of Common Stock on the open market for $16.50 per share;

(ccxxvii) On February 27, 2006, the limited partnership sold 1,105 shares of Common Stock on the open market for $16.51 per share;

(ccxxviii) On February 27, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $16.52 per share;

(ccxxix) On February 27, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $16.53 per share;

(ccxxx) On February 27, 2006, the limited partnership sold 1,312 shares of Common Stock on the open market for $16.54 per share;

(ccxxxi) On February 27, 2006, the limited partnership sold 1,588 shares of Common Stock on the open market for $16.55 per share;

(ccxxxii) On February 27, 2006, the limited partnership sold 1,381 shares of Common Stock on the open market for $16.56 per share;

(ccxxxiii) On February 27, 2006, the limited partnership sold 1,419 shares of Common Stock on the open market for $16.57 per share;

(ccxxxiv) On February 27, 2006, the limited partnership sold 2,400 shares of Common Stock on the open market for $16.58 per share;

(ccxxxv) On February 27, 2006, the limited partnership sold 3,431 shares of Common Stock on the open market for $16.59 per share;

CUSIP No. 89267P 10 5	Page 21 of 37

(ccxxxvi) On February 27, 2006, the limited partnership sold 2,769 shares of Common Stock on the open market for $16.60 per share;

(ccxxxvii) On February 27, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $16.61 per share;

(ccxxxviii) On February 27, 2006, the limited partnership sold 2,209 shares of Common Stock on the open market for $16.62 per share;

(ccxxxix) On February 27, 2006, the limited partnership sold 2,545 shares of Common Stock on the open market for $16.63 per share;

(ccxl) On February 27, 2006, the limited partnership sold 3,354 shares of Common Stock on the open market for $16.64 per share;

(ccxli) On February 27, 2006, the limited partnership sold 3,579 shares of Common Stock on the open market for $16.65 per share;

(ccxlii) On February 27, 2006, the limited partnership sold 5,513 shares of Common Stock on the open market for $16.66 per share;

(ccxliii) On February 27, 2006, the limited partnership sold 2,100 shares of Common Stock on the open market for $16.67 per share;

(ccxliv) On February 27, 2006, the limited partnership sold 6,102 shares of Common Stock on the open market for $16.68 per share;

(ccxlv) On February 27, 2006, the limited partnership sold 3,044 shares of Common Stock on the open market for $16.69 per share;

(ccxlvi) On February 27, 2006, the limited partnership sold 4,354 shares of Common Stock on the open market for $16.70 per share;

(ccxlvii) On February 27, 2006, the limited partnership sold 1,612 shares of Common Stock on the open market for $16.71 per share;

(ccxlviii) On February 27, 2006, the limited partnership sold 2,100 shares of Common Stock on the open market for $16.72 per share;

(ccxlix) On February 27, 2006, the limited partnership sold 5,613 shares of Common Stock on the open market for $16.73 per share;

(ccl) On February 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.74 per share;

(ccli) On February 27, 2006, the limited partnership sold 1,192 shares of Common Stock on the open market for $16.75 per share;

CUSIP No. 89267P 10 5	Page 22 of 37

(cclii) On February 27, 2006, the limited partnership sold 1,625 shares of Common Stock on the open market for $16.76 per share;

(ccliii) On February 27, 2006, the limited partnership sold 458 shares of Common Stock on the open market for $16.77 per share;

(ccliv) On February 27, 2006, the limited partnership sold 915 shares of Common Stock on the open market for $16.78 per share;

(cclv) On February 27, 2006, the limited partnership sold 1,385 shares of Common Stock on the open market for $16.79 per share;

(cclvi) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.80 per share;

(cclvii) On February 27, 2006, the limited partnership sold 1,244 shares of Common Stock on the open market for $16.81 per share;

(cclviii) On February 27, 2006, the limited partnership sold 1,356 shares of Common Stock on the open market for $16.82 per share;

(cclix) On February 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.83 per share;

(cclx) On February 27, 2006, the limited partnership sold 4,881 shares of Common Stock on the open market for $16.85 per share;

(cclxi) On February 27, 2006, the limited partnership sold 406 shares of Common Stock on the open market for $16.86 per share;

(cclxii) On February 27, 2006, the limited partnership sold 819 shares of Common Stock on the open market for $16.87 per share;

(cclxiii) On February 27, 2006, the limited partnership sold 1,214 shares of Common Stock on the open market for $16.88 per share;

(cclxiv) On February 27, 2006, the limited partnership sold 1,180 shares of Common Stock on the open market for $16.89 per share;

(cclxv) On February 27, 2006, the limited partnership sold 4,100 shares of Common Stock on the open market for $16.90 per share;

(cclxvi) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.91 per share;

(cclxvii) On February 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.92 per share;

CUSIP No. 89267P 10 5	Page 23 of 37

(cclxviii) On February 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.93 per share;

(cclxix) On February 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.94 per share;

(cclxx) On February 28, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.75 per share;

(cclxxi) On February 28, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.76 per share;

(cclxxii) On February 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.77 per share;

(cclxxiii) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.78 per share;

(cclxxiv) On February 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.79 per share;

(cclxxv) On February 28, 2006, the limited partnership sold 1,192 shares of Common Stock on the open market for $15.80 per share;

(cclxxvi) On February 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.81 per share;

(cclxxvii) On February 28, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.82 per share;

(cclxxviii) On February 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.83 per share;

(cclxxix) On February 28, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.84 per share;

(cclxxx) On February 28, 2006, the limited partnership sold 741 shares of Common Stock on the open market for $15.85 per share;

(cclxxxi) On February 28, 2006, the limited partnership sold 1,304 shares of Common Stock on the open market for $15.86 per share;

(cclxxxii) On February 28, 2006, the limited partnership sold 1,096 shares of Common Stock on the open market for $15.87 per share;

(cclxxxiii) On February 28, 2006, the limited partnership sold 2,408 shares of Common Stock on the open market for $15.88 per share;

CUSIP No. 89267P 10 5	Page 24 of 37

(cclxxxiv) On February 28, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.89 per share;

(cclxxxv) On February 28, 2006, the limited partnership sold 2,759 shares of Common Stock on the open market for $15.90 per share;

(cclxxxvi) On February 28, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.91 per share;

(cclxxxvii) On February 28, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $15.92 per share;

(cclxxxviii) On February 28, 2006, the limited partnership sold 3,340 shares of Common Stock on the open market for $15.93 per share;

(cclxxxix) On February 28, 2006, the limited partnership sold 1,335 shares of Common Stock on the open market for $15.94 per share;

(ccxc) On February 28, 2006, the limited partnership sold 1,325 shares of Common Stock on the open market for $15.95 per share;

(ccxci) On February 28, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.96 per share;

(ccxcii) On February 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.97 per share;

(ccxciii) On February 28, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.98 per share;

(ccxciv) On February 28, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.99 per share;

(ccxcv) On February 28, 2006, the limited partnership sold 2,700 shares of Common Stock on the open market for $16.00 per share;

(ccxcvi) On February 28, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $16.01 per share;

(ccxcvii) On February 28, 2006, the limited partnership sold 1,709 shares of Common Stock on the open market for $16.02 per share;

(ccxcviii) On February 28, 2006, the limited partnership sold 191 shares of Common Stock on the open market for $16.03 per share;

(ccxcix) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.04 per share;

CUSIP No. 89267P 10 5	Page 25 of 37

(ccc) On February 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.05 per share;

(ccci) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.06 per share;

(cccii) On February 28, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.07 per share;

(ccciii) On February 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.12 per share;

(ccciv) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.13 per share;

(cccv) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.14 per share;

(cccvi) On February 28, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $16.15 per share;

(cccvii) On February 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.16 per share;

(cccviii) On February 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.17 per share;

(cccix) On February 28, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $16.20 per share;

(cccx) On February 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.21 per share;

(cccxi) On February 28, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.25 per share;

(cccxii) On February 28, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.26 per share;

(cccxiii) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.27 per share;

(cccxiv) On February 28, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.30 per share;

(cccxv) On February 28, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.31 per share;

CUSIP No. 89267P 10 5	Page 26 of 37

(cccxvi) On February 28, 2006, the limited partnership sold 202 shares of Common Stock on the open market for $16.32 per share;

(cccxvii) On February 28, 2006, the limited partnership sold 198 shares of Common Stock on the open market for $16.33 per share;

(cccxviii) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.34 per share;

(cccxix) On February 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.36 per share;

(cccxx) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.37 per share;

(cccxxi) On February 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.38 per share;

(cccxxii) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.40 per share;

(cccxxiii) On February 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.41 per share;

(cccxxiv) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.42 per share;

(cccxxv) On February 28, 2006, the limited partnership sold 330 shares of Common Stock on the open market for $16.43 per share;

(cccxxvi) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.44 per share;

(cccxxvii) On February 28, 2006, the limited partnership sold 670 shares of Common Stock on the open market for $16.45 per share;

(cccxxviii) On February 28, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $16.46 per share;

(cccxxix) On February 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.47 per share;

(cccxxx) On February 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.48 per share;

(cccxxxi) On February 28, 2006, the limited partnership sold 790 shares of Common Stock on the open market for $16.49 per share;

CUSIP No. 89267P 10 5	Page 27 of 37

(cccxxxii) On February 28, 2006, the limited partnership sold 410 shares of Common Stock on the open market for $16.50 per share;

(cccxxxiii) On February 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.51 per share;

(cccxxxiv) On February 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.52 per share;

(cccxxxv) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.53 per share;

(cccxxxvi) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.54 per share;

(cccxxxvii) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.55 per share;

(cccxxxviii) On February 28, 2006, the limited partnership sold 148 shares of Common Stock on the open market for $16.60 per share;

(cccxxxix) On February 28, 2006, the limited partnership sold 652 shares of Common Stock on the open market for $16.61 per share;

(cccxl) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.62 per share;

(cccxli) On February 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.66 per share;

(cccxlii) On March 1, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.02 per share;

(cccxliii) On March 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.03 per share;

(cccxliv) On March 1, 2006, the limited partnership sold 350 shares of Common Stock on the open market for $16.04 per share;

(cccxlv) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.06 per share;

(cccxlvi) On March 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.07 per share;

(cccxlvii) On March 1, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.08 per share;

CUSIP No. 89267P 10 5	Page 28 of 37

(cccxlviii) On March 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.09 per share;

(cccxlix) On March 1, 2006, the limited partnership sold 1,250 shares of Common Stock on the open market for $16.10 per share;

(cccl) On March 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.11 per share;

(cccli) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.12 per share;

(ccclii) On March 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.14 per share;

(cccliii) On March 1, 2006, the limited partnership sold 705 shares of Common Stock on the open market for $16.15 per share;

(cccliv) On March 1, 2006, the limited partnership sold 1,297 shares of Common Stock on the open market for $16.16 per share;

(ccclv) On March 1, 2006, the limited partnership sold 1,098 shares of Common Stock on the open market for $16.17 per share;

(ccclvi) On March 1, 2006, the limited partnership sold 2,400 shares of Common Stock on the open market for $16.18 per share;

(ccclvii) On March 1, 2006, the limited partnership sold 3,000 shares of Common Stock on the open market for $16.19 per share;

(ccclviii) On March 1, 2006, the limited partnership sold 5,100 shares of Common Stock on the open market for $16.20 per share;

(ccclix) On March 1, 2006, the limited partnership sold 3,900 shares of Common Stock on the open market for $16.21 per share;

(ccclx) On March 1, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $16.22 per share;

(ccclxi) On March 1, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $16.23 per share;

(ccclxii) On March 1, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $16.24 per share;

(ccclxiii) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.25 per share;

CUSIP No. 89267P 10 5	Page 29 of 37

(ccclxiv) On March 1, 2006, the limited partnership sold 707 shares of Common Stock on the open market for $16.26 per share;

(ccclxv) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.27 per share;

(ccclxvi) On March 1, 2006, the limited partnership sold 993 shares of Common Stock on the open market for $16.28 per share;

(ccclxvii) On March 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.29 per share;

(ccclxviii) On March 1, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $16.30 per share;

(ccclxix) On March 1, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $16.31 per share;

(ccclxx) On March 1, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.32 per share;

(ccclxxi) On March 1, 2006, the limited partnership sold 898 shares of Common Stock on the open market for $16.33 per share;

(ccclxxii) On March 1, 2006, the limited partnership sold 502 shares of Common Stock on the open market for $16.34 per share;

(ccclxxiii) On March 1, 2006, the limited partnership sold 1,393 shares of Common Stock on the open market for $16.35 per share;

(ccclxxiv) On March 1, 2006, the limited partnership sold 2,084 shares of Common Stock on the open market for $16.36 per share;

(ccclxxv) On March 1, 2006, the limited partnership sold 616 shares of Common Stock on the open market for $16.37 per share;

(ccclxxvi) On March 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.38 per share;

(ccclxxvii) On March 1, 2006, the limited partnership sold 507 shares of Common Stock on the open market for $16.39 per share;

(ccclxxviii) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.40 per share;

(ccclxxix) On March 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.41 per share;

CUSIP No. 89267P 10 5	Page 30 of 37

(ccclxxx) On March 1, 2006, the limited partnership sold 1,770 shares of Common Stock on the open market for $16.42 per share;

(ccclxxxi) On March 1, 2006, the limited partnership sold 1,330 shares of Common Stock on the open market for $16.43 per share;

(ccclxxxii) On March 1, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.44 per share;

(ccclxxxiii) On March 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.45 per share;

(ccclxxxiv) On March 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.46 per share;

(ccclxxxv) On March 1, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.47 per share;

(ccclxxxvi) On March 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.48 per share;

(ccclxxxvii) On March 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.03 per share;

(ccclxxxviii) On March 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.05 per share;

(ccclxxxix) On March 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.07 per share;

(cccxc) On March 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.09 per share;

(cccxci) On March 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.10 per share;

(cccxcii) On March 2, 2006, the limited partnership sold 216 shares of Common Stock on the open market for $16.11 per share;

(cccxciii) On March 2, 2006, the limited partnership sold 950 shares of Common Stock on the open market for $16.12 per share;

(cccxciv) On March 2, 2006, the limited partnership sold 334 shares of Common Stock on the open market for $16.13 per share;

(cccxcv) On March 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.14 per share;

CUSIP No. 89267P 10 5	Page 31 of 37

(cccxcvi) On March 2, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $16.15 per share;

(cccxcvii) On March 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.16 per share;

(cccxcviii) On March 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.17 per share;

(cccxcix) On March 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.18 per share;

(cd) On March 2, 2006, the limited partnership sold 150 shares of Common Stock on the open market for $16.20 per share;

(cdi) On March 2, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $16.21 per share;

(cdii) On March 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.22 per share;

(cdiii) On March 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.23 per share;

(cdiv) On March 2, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $16.24 per share;

(cdv) On March 2, 2006, the limited partnership sold 2,186 shares of Common Stock on the open market for $16.25 per share;

(cdvi) On March 2, 2006, the limited partnership sold 1,414 shares of Common Stock on the open market for $16.26 per share;

(cdvii) On March 2, 2006, the limited partnership sold 1,274 shares of Common Stock on the open market for $16.27 per share;

(cdviii) On March 2, 2006, the limited partnership sold 1,603 shares of Common Stock on the open market for $16.28 per share;

(cdix) On March 2, 2006, the limited partnership sold 834 shares of Common Stock on the open market for $16.29 per share;

(cdx) On March 2, 2006, the limited partnership sold 1,589 shares of Common Stock on the open market for $16.30 per share;

(cdxi) On March 2, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $16.31 per share;

CUSIP No. 89267P 10 5	Page 32 of 37

(cdxii) On March 2, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $16.32 per share;

(cdxiii) On March 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.33 per share;

(cdxiv) On March 2, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $16.34 per share;

(cdxv) On March 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $16.35 per share;

(cdxvi) On March 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.36 per share;

(cdxvii) On March 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.37 per share;

(cdxviii) On March 2, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $16.38 per share;

(cdxix) On March 2, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $16.39 per share;

(cdxx) On March 2, 2006, the limited partnership sold 5,785 shares of Common Stock on the open market for $16.40 per share;

(cdxxi) On March 2, 2006, the limited partnership sold 2,100 shares of Common Stock on the open market for $16.41 per share;

(cdxxii) On March 2, 2006, the limited partnership sold 1,815 shares of Common Stock on the open market for $16.42 per share;

(cdxxiii) On March 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.43 per share;

(cdxxiv) On March 2, 2006, the limited partnership sold 1,150 shares of Common Stock on the open market for $16.44 per share;

(cdxxv) On March 2, 2006, the limited partnership sold 650 shares of Common Stock on the open market for $16.45 per share;

(cdxxvi) On March 2, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $16.46 per share;

(cdxxvii) On March 2, 2006, the limited partnership sold 1,391 shares of Common Stock on the open market for $16.47 per share;

CUSIP No. 89267P 10 5	Page 33 of 37

(cdxxviii) On March 2, 2006, the limited partnership sold 1,839 shares of Common Stock on the open market for $16.48 per share;

(cdxxix) On March 2, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $16.49 per share;

(cdxxx) On March 2, 2006, the limited partnership sold 888 shares of Common Stock on the open market for $16.50 per share;

(cdxxxi) On March 2, 2006, the limited partnership sold 1,082 shares of Common Stock on the open market for $16.51 per share;

(cdxxxii) On March 2, 2006, the limited partnership sold 108 shares of Common Stock on the open market for $16.52 per share;

(cdxxxiii) On March 2, 2006, the limited partnership sold 592 shares of Common Stock on the open market for $16.53 per share;

(cdxxxiv) On March 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.54 per share;

(cdxxxv) On March 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.55 per share;

(cdxxxvi) On March 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.56 per share;

(cdxxxvii) On March 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.57 per share;

(cdxxxviii) On March 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.58 per share;

(cdxxxix) On March 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.60 per share;

(cdxl) On March 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $16.61 per share;

(cdxli) On March 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.62 per share;

(cdxlii) On March 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.64 per share;

(cdxliii) On March 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.65 per share;

CUSIP No. 89267P 10 5	Page 34 of 37

(cdxliv) On March 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.66 per share;

(cdxlv) On March 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.28 per share;

(cdxlvi) On March 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.31 per share;

(cdxlvii) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.32 per share;

(cdxlviii) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.33 per share;

(cdxlix) On March 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.34 per share;

(cdl) On March 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $16.35 per share;

(cdli) On March 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.36 per share;

(cdlii) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.37 per share;

(cdliii) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.38 per share;

(cdliv) On March 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $16.39 per share;

(cdlv) On March 3, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $16.40 per share;

(cdlvi) On March 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $16.41 per share;

(cdlvii) On March 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.42 per share;

(cdlviii) On March 3, 2006, the limited partnership sold 550 shares of Common Stock on the open market for $16.43 per share;

(cdlix) On March 3, 2006, the limited partnership sold 550 shares of Common Stock on the open market for $16.44 per share;

CUSIP No. 89267P 10 5	Page 35 of 37

(cdlx) On March 3, 2006, the limited partnership sold 1,368 shares of Common Stock on the open market for $16.45 per share;

(cdlxi) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.46 per share;

(cdlxii) On March 3, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $16.47 per share;

(cdlxiii) On March 3, 2006, the limited partnership sold 1,632 shares of Common Stock on the open market for $16.48 per share;

(cdlxiv) On March 3, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $16.49 per share;

(cdlxv) On March 3, 2006, the limited partnership sold 7,479 shares of Common Stock on the open market for $16.50 per share;

(cdlxvi) On March 3, 2006, the limited partnership sold 1,402 shares of Common Stock on the open market for $16.51 per share;

(cdlxvii) On March 3, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $16.52 per share;

(cdlxviii) On March 3, 2006, the limited partnership sold 519 shares of Common Stock on the open market for $16.53 per share;

(cdlxix) On March 3, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $16.54 per share;

(cdlxx) On March 3, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $16.55 per share;

(cdlxxi) On March 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $16.56 per share;

(cdlxxii) On March 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.57 per share;

(cdlxxiii) On March 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.58 per share;

(cdlxxiv) On March 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $16.59 per share;

(cdlxxv) On March 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $16.60 per share; and

CUSIP No. 89267P 10 5	Page 36 of 37

(cdlxxvi) On March 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $16.61 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through March 3, 2006: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 37 of 37

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 10, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP,
Inc., the general partner of WRCF-I 1997
Limited Partnership
(Name and Title)

March 10, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of
WRCF-II 1997 Limited Partnership
(Name and Title)

March 10, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)